EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Verizon Communications Inc. (“Verizon”) for the registration of securities, including common stock, preferred stock and debt securities and to the incorporation by reference therein of our report dated February 23, 2016, except for the changes as described in Note 13, as to which the date is July 29, 2016, with respect to the consolidated financial statements of Verizon included in its Current Report on Form 8-K dated July 29, 2016, and our report dated February 23, 2016, with respect to the financial statement schedule of Verizon included in its Annual Report (Form 10-K) for the year ended December 31, 2015, and our report dated February 23, 2016, with respect to the effectiveness of internal control over financial reporting of Verizon, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2015, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 30, 2016

23.1-1